Exhibit 99.1

SYSCO

SYSCO Corporation	NEWS RELEASE
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
	CONTACT:	John M. Palizza
Assistant Treasurer
(281) 584-1308
SYSCO REPORTS 9.4% SALES INCREASE AND EPS OF $0.30 FOR THIRD QUARTER
HOUSTON, May 1, 2006 — SYSCO Corporation (NYSE: SYY) today announced sales and earnings results for the 13-week third quarter of fiscal year 2006 that ended April 1, 2006.
Third Quarter Fiscal 2006 Highlights:
▪	Sales increased 9.4% to $8.1 billion from $7.4 billion in last year’s third quarter.

▪	Net earnings were $188.5 million vs. $218.2 million in last year’s third quarter.

▪	Diluted earnings per share were $0.30 compared to $0.34 in last year’s third quarter.

▪	Third quarter fiscal 2006 EPS results include a net expense of $0.04 for incremental share-based compensation, principally related to stock options, which was not required to be expensed in fiscal 2005.
39 Weeks of Fiscal 2006 Highlights:
▪	Sales increased 8.2% to $24.1 billion from $22.3 billion in the same period last year.

▪	Net earnings (after the cumulative effect of an accounting change recorded during SYSCO’s first fiscal quarter of 2006) were $601.2 million compared to $676.8 million in the same period last year.

▪	Diluted earnings per share (after the cumulative effect of an accounting change recorded during SYSCO’s first fiscal quarter of 2006) were $0.95 compared to $1.04 in last year’s first 39 weeks.

▪	EPS results for the first 39 weeks of fiscal 2006 includes a net expense of $0.13 for incremental share-based compensation, principally related to stock options, which was not required to be expensed in fiscal 2005.
     Richard J. Schnieders, SYSCO’s chairman, chief executive officer and president, commented, “We continued to build on the top line momentum from our second quarter and the result was a solid 9.4 percent sales gain. The overall sales growth was aided by our Business Review efforts, which touched approximately 10,700 customers during the quarter, as well as rapid sales growth at our specialty companies. The top line sales strength also continued into the fourth fiscal quarter, which began with record sales of $676.1 million for the week ended April 8. That was our first record sales week not related to Mother’s Day since April 2004.”
     Mr. Schnieders added that during the third quarter the company continued to experience expense pressures, most notably fuel and share-based compensation expenses. In addition, during last year’s third quarter SYSCO benefited from the reversal of an $11.0 million accrual for an income tax contingency, making this year’s third quarter comparison even more difficult.
     “Throughout the past 39 weeks our operating companies have done a terrific job in the face of challenging expense pressures,“ Mr. Schnieders continued. “We expect our fourth quarter will also contain similar headwinds. After that, however, those pressures should lessen, if not disappear, as we anniversary the many added expense items we’ve encountered this year. By remaining focused on our proven and successful strategies to drive sales growth, market share gains and earnings, SYSCO is positioned for strong and sustainable growth.”
Sales:
     The quarter’s 9.4 percent sales growth includes sales from non-comparable acquisitions (less than 12 months) of 1.4 percent. Third quarter sales growth also includes inflation, as measured by the change in SYSCO’s cost of goods, of 2.0 percent. The Business Review process continued to generate at least mid-teens percentage sales increases in all U.S. regions. SYSCO’s operating companies continued adding to its arsenal of Customer Contact professionals during the quarter and, fiscal year-to-date, have increased Customer Contact staffing by approximately 5.0%.
- more -

Gross Profit Margins:
     Gross profit margins decreased 2 basis points in the third quarter to 18.87 percent compared to 18.89 percent in last year’s third quarter. Marketing associate-served sales (sales to SYSCO’s core business of independent restaurants) were 52.9 percent of U.S. broadline sales in the quarter versus 52.7 percent last year.
Expenses:
     Operating expenses as a percent to sales were 14.66 percent during the third quarter compared to 14.15 percent in the same quarter a year ago. Expense items in the third quarter that were in excess of last year’s third quarter expenses included fuel costs and pension expense, which increased $10.5 million and $5.9 million, respectively. Incremental share-based compensation expense of $26.1 million was also included in this year’s third quarter, but was not required nor included in the results from last year’s third quarter. In addition, costs for the National Supply Chain project, net of benefits, were $11.2 million in the third quarter of fiscal 2006.
Capital Spending:
     Capital expenditures during the quarter were $131.6 million. Through the first 39 weeks of fiscal 2006, capital expenditures were $364.4 million. The company continues to project capital expenditures to be in a range of $425 million to $450 million for fiscal 2006.
Other Recent Developments:
     SYSCO’s Northeast Redistribution Center (RDC) began receiving new items from existing suppliers during the quarter. During the fourth quarter the products from additional suppliers will be transitioned into the facility and case volumes will continue to modestly increase. A majority of projected weekly case volume will flow through the facility by the end of the fourth fiscal quarter.
     In February the company announced the purchase of land for construction of a third RDC in Hamlet, Indiana. That facility is expected to be operational approximately 18 months after construction commences.
     Construction of a Raleigh, North Carolina fold-out operation continues to progress according to plan and is expected to be operational by the end of fiscal 2006. In March the company also announced that it plans to open a broadline fold-out operation in Knoxville, Tennessee, which is expected to begin shipping product approximately 18 months after construction commences.
     In February SYSCO acquired Desert Meats, the largest independent specialty meat supplier in Las Vegas, Nevada with calendar year 2005 sales of approximately $55 million.
     SYSCO’s FreshPoint subsidiary completed two acquisitions — City Produce and Thomas Brothers Produce — during the third quarter. City Produce operates from four Texas locations and Thomas Brothers Produce supplies customers from two Oklahoma facilities and an operation in Arkansas, further expanding the scope of SYSCO’s specialty produce operations.
Conference Call & Webcast:
     As previously announced, SYSCO’s third quarter fiscal 2006 earnings conference call will be held at 10:00 a.m. EST on Monday, May 1, 2006. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About SYSCO:
     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the fiscal year 2005 that ended July 2, 2005, the company generated $30.3 billion in sales. For more information about SYSCO visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding atypical costs becoming more comparable; future capital expenditures; the potential for future success; expense trends; the ability to achieve growth in sales, market share and earnings; and the expected timing and benefits of the national supply chain project and regional redistribution centers. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to SYSCO’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and consumer spending; increased fuel costs; SYSCO’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. Earnings are also impacted by option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. Capital expenditures may vary from those projected based on changes in business plans and others factors. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2005 as filed with the Securities and Exchange Commission.
- more -

SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 13-Weeks Ended
	April 1, 2006	April 2, 2005
Sales	$8,137,816	$7,437,453
Costs and expenses
Cost of sales	6,602,102	6,032,165
Operating expenses	1,193,270	1,052,477
Interest expense	29,441	20,151
Other, net	(819)	(2,919)

Total costs and expenses	7,823,994	7,101,874

Earnings before income taxes	313,822	335,579
Income taxes (39.9% in ‘06; 35.0% in ‘05)	125,283	117,359

Net earnings	$188,539	$218,220

Net Earnings:
Basic earnings per share	$0.30	$0.34

Diluted earnings per share	$0.30	$0.34

Average shares outstanding	618,973,143	635,654,561

Diluted average shares outstanding	625,101,592	650,753,697

Comparative segment sales data:

(Unaudited)	For the 13-Weeks Ended
($000)	April 1, 2006	April 2, 2005

Sales:
Broadline	$6,367,953	$5,931,955
SYGMA	1,086,429	982,842
Other	783,622	606,454
Intersegment	(100,188)	(83,798)

Total	$8,137,816	$7,437,453

- more -

SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 39-Weeks Ended
	April 1, 2006	April 2, 2005
Sales	$24,119,361	$22,300,635
Costs and expenses
Cost of sales	19,517,648	18,060,611
Operating expenses	3,541,395	3,112,808
Interest expense	80,914	55,616
Other, net	(6,154)	(6,581)

Total costs and expenses	23,133,803	21,222,454

Earnings before income taxes	985,558	1,078,181
Income taxes (39.9% in ‘06; 37.2% in ‘05)	393,627	401,404

Earnings before cumulative effect of accounting change	591,931	676,777
Cumulative effect of accounting change	9,285	—

Net earnings	$601,216	$676,777

Earnings before cumulative effect of accounting change:
Basic earnings per share	$0.95	$1.06

Diluted earnings per share	$0.94	$1.04

Net Earnings:
Basic earnings per share	$0.97	$1.06

Diluted earnings per share	$0.95	$1.04

Average shares outstanding	621,995,157	637,487,017

Diluted average shares outstanding	629,661,119	653,057,150

Comparative segment sales data:

(Unaudited)	For the 39-Weeks Ended
($000)	April 1, 2006	April 2, 2005

Sales:
Broadline	$19,039,142	$17,941,621
SYGMA	3,216,424	2,840,043
Other	2,152,151	1,765,216
Intersegment	(288,356)	(246,245)

Total	$24,119,361	$22,300,635

- more -

SYSCO CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	April 1, 2006	April 2, 2005
ASSETS
Current assets
Cash	$205,605	$199,518
Receivables	2,467,308	2,242,837
Inventories	1,601,250	1,490,305
Prepaid expenses	72,049	63,482

Total current assets	4,346,212	3,996,142

Plant and equipment at cost, less depreciation	2,399,345	2,247,555

Other assets
Goodwill	1,292,527	1,209,362
Intangibles	97,733	59,265
Restricted cash	103,301	185,233
Prepaid pension cost	408,183	272,266
Other	236,787	197,413

Total other assets	2,138,531	1,923,539

Total assets	$8,884,088	$8,167,236

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$12,000	$73,043
Accounts payable	1,839,477	1,770,379
Accrued expenses	736,798	698,135
Accrued income taxes	47,647	114,170
Deferred taxes	346,980	312,357
Current maturities of long-term debt	208,570	365,755

Total current liabilities	3,191,472	3,333,839

Other liabilities
Long-term debt	1,787,155	1,032,822
Deferred taxes	692,176	705,918
Other long-term liabilities	413,455	278,877

Total other liabilities	2,892,786	2,017,617

Contingencies

Shareholders’ equity
Preferred stock	—	—
Common stock, par $l per share	765,175	765,175
Paid-in capital	498,322	377,067
Retained earnings	4,849,518	4,362,360
Other comprehensive income	19,870	45,928
Treasury stock	(3,333,055)	(2,734,750)

Total shareholders’ equity	2,799,830	2,815,780

Total liabilities and shareholders’ equity	$8,884,088	$8,167,236

- more -

SYSCO CORPORATION
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	For the 39-Weeks Ended
	April 1, 2006	April 2, 2005
Cash flows from operating activities:
Net earnings	$601,216	$676,777
Add non-cash items:
Cumulative effect of accounting change	(9,285)	—
Share-based compensation expense	101,944	15,779
Depreciation and amortization	251,955	230,964
Deferred tax provision	365,548	383,852
Provision for losses on receivables	22,508	21,873
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(158,778)	(48,948)
(Increase) in inventories	(118,535)	(69,578)
(Increase) in prepaid expenses	(11,333)	(8,080)
Increase in accounts payable	11,452	7,967
Increase (decrease) in accrued expenses	15,387	(54,004)
(Decrease) in accrued income taxes	(449,976)	(342,831)
(Increase) in other assets	(22,038)	(10,245)
Increase in other long-term liabilities and prepaid pension cost, net	39,724	17,743
Excess tax benefits from share-based compensation arrangements	(5,484)	—

Net cash provided by operating activities	634,305	821,269

Cash flows from investing activities:
Additions to plant and equipment	(364,421)	(304,400)
Proceeds from sales of plant and equipment	14,913	17,059
Acquisition of businesses, net of cash acquired	(109,423)	(49,485)
Increase in restricted cash balances	(1,570)	(16,584)

Net cash used for investing activities	(460,501)	(353,410)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	282,460	(725)
Other debt borrowings	500,436	8,965
Other debt repayments	(209,625)	(12,123)
Cash (paid for) received from termination of interest rate swap	(21,196)	5,316
Common stock reissued from treasury	104,782	150,467
Treasury stock purchases	(527,616)	(354,078)
Dividends paid	(293,535)	(261,974)
Excess tax benefits from share-based compensation arrangements	5,484	—

Net cash used for financing activities	(158,810)	(464,152)

Effect of exchange rate changes on cash	(1,067)	(3,895)

Net increase (decrease) in cash	13,927	(188)
Cash at beginning of period	191,678	199,706

Cash at end of period	$205,605	$199,518

Cash paid during the period for:
Interest	$80,064	$50,136
Income taxes	472,063	357,135
- more -

Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data are summarized below.

	For the 13-Weeks Ended
	April 1, 2006	April 2, 2005
SYSCO Brand Sales as a % of MA-Served Sales	54.7%	56.8%
SYSCO Brand Sales as a % of Total Traditional Broadline Sales in the U.S.	47.2%	49.0%
MA-Served Sales as a % of Total Traditional Broadline Sales in the U.S.	52.9%	52.7%

	For the 39-Weeks Ended
	April 1, 2006	April 2, 2005
SYSCO Brand Sales as a % of MA-Served Sales	55.7%	57.4%
SYSCO Brand Sales as a % of Total Traditional Broadline Sales in the U.S.	48.2%	49.6%
MA-Served Sales as a % of Total Traditional Broadline Sales in the U.S.	53.8%	53.5%
# # #